BioSpecifics Technologies Corp. Reports Fourth Quarter and Full
Year 2018 Financial Results

- Positive data from Phase 1 trial of CCH for treatment of uterine fibroids presented at 66th Annual
Meeting of the Society for Reproductive Investigation in March 2019 –
- 24% year-over-year; 30% quarter-over-quarter revenue growth for XIAFLEX franchise -
- BLA filing for XIAFLEX for treatment of cellulite expected in 2H19 -

LYNBROOK, NY – April 2, 2019 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2018 and provided a corporate update.

“2018 has been a year of clinical progress for XIAFLEX. With the encouraging Phase 3 data from Endo’s cellulite clinical trials reported in November, and more recently, the promising results from our BioSpecifics-sponsored Phase 1 clinical trial of CCH for the treatment of uterine fibroids reported this month, we are well poised for continued clinical and commercial advancements in 2019 and beyond,” said Dr. Ron Law, Ph.D., J.D., Principal Executive Officer of BioSpecifics. “From a financial perspective, we were pleased to see strong XIAFLEX net sales for the whole year, with 30% growth for the fourth quarter over the prior year and look forward to continued growth in both marketed indications.”

Fourth Quarter and Full Year 2018 Financial Results
BioSpecifics reported net income of $6.2 million for the fourth quarter ended December 31, 2018, or $0.85 per basic share and $0.84 per share on a fully diluted basis, compared to net income of $2.6 million, or $0.37 per basic share and $0.36 per share on a fully diluted basis, for the same period in 2017. For the full year ended December 31, 2018, the Company reported a net income of $20.1 million, or $2.77 per basic share and $2.73 per share on a fully diluted basis, compared to a net income of $11.3 million, or $1.58 per basic share and $1.55 per share on a fully diluted basis for the same period in 2017.

Total revenue for the fourth quarter ended December 31, 2018 was $9.9 million, compared to $6.7 million for the same period in 2017. For the full year ended December 31, 2018, total revenue was $33.0 million, compared to $27.4 million for the same period in 2017. The increase in total revenues for the quarterly and year-end periods was primarily due to increased sales of XIAFLEX® for the treatment of Peyronie’s Disease and Dupuytren’s Contracture reported to us by Endo.

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics’ agreement with Endo for the fourth quarter ended December 31, 2018 were $9.9 million compared to $6.7 million for the same period in 2017, an increase of $3.2 million or 48 percent. Total royalty and mark-up on COGS revenues for the year ended December 31, 2018 increased to $32.9 million as compared to $27.4 million in the same period in 2017. This increase in royalties and the mark-up on COGS in each quarterly and year end periods was primarily due to increased sales of XIAFLEX® for the treatment of Peyronie’s Disease and Dupuytren’s Contracture reported to us by Endo.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. No licensing revenue was recognized for the fourth quarter ended December 31, 2018 as compared to approximately $4,000 for the same period in 2017. Licensing fees recognized for the years ended December 31, 2018 and 2017 were $40,000 and $18,000, respectively. Development licensing fees recognized for CCH are related to the cash payments received under the License Agreement in prior years and amortized over the expected development period. For the year ended December 31, 2018, we recognized the remaining nonrefundable upfront product license in accordance with ASC 606.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2018 were $0.2 million compared to $0.3 million for the same period in 2017. For the year ended December 31, 2018, R&D expenses were $0.8 million, compared to $1.2 million in the same period in 2017.

General and administrative expenses for the fourth quarter ended December 31, 2018 were $2.5 million, compared to $1.6 million for the same period in 2017. For the year ended December 31, 2018, general administrative expenses were $8.8 million, compared to $8.5 million in the same period in 2017.

Provision for income taxes for the fourth quarter ended December 31, 2018 were $1.5 million, compared to $2.4 million for the same period in 2017. For the year ended December 31, 2018, provision for income taxes were $4.7 million as compared to $7.0 million in the same period of 2017.

As of December 31, 2018, BioSpecifics had cash and cash equivalents and investments of $82.0 million, compared to $65.1 million as of December 31, 2017.

As of December 31, 2018, BioSpecifics had 7.3 million shares of common stock outstanding.

Commercial & Pipeline Highlights and Anticipated Upcoming Milestones

  Full Phase 1 Uterine Fibroids Data Presented at 66th Annual SRI Scientific Meeting in March 2019: Data from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids were presented at the 66th Annual Meeting of the Society of Reproductive Investigation (SRI) on March 14, 2019 in Paris, France. This presentation follows positive top-line results announced in October 2018. The reported data showed safety and statistically significant reductions in collagen content compared to control fibroids with a median reduction of 39 percent (p<0.05), as well as a 21 percent average reduction in density of collagen bundles. BioSpecifics intends to use the Phase 1 data to inform the development of future clinical studies.

  Positive Phase 3 RELEASE-1 and RELEASE-2 Cellulite Data Reported: Endo presented positive results from two Phase 3 studies, RELEASE-1 and RELEASE-2, of CCH for the treatment of cellulite. Statistically significant improvements with CCH versus placebo were observed for 8 of 8 (RELEASE-1) and 7 of 8 (RELEASE-2) secondary endpoints, in addition to patient-centric endpoints. These data were presented at 2019 American Academy of Dermatology Annual Meeting on March 2, 2019. In November 2018, Endo announced initial positive data from the two trials with highly statistically significant levels of improvement in the appearance in the target buttock at Day 71 reported. The study achieved the primary endpoint (RELEASE-1, p=0.006 & RELEASE-2, p=0.002) of composite responder analysis demonstrating at least a 2-level composite improvement independently reported by patient and clinician on the photonumeric scales of cellulite severity.

  BLA filing for CCH for Cellulite Expected in 2H19: Endo expects to file its Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for CCH for the treatment of cellulite in the second half of 2019 with an expected commercial launch in the second half of 2020 upon approval.

  XIAFLEX Commercial Franchise Expected to Grow in the Mid-to-High Teens Percent Range in 2019: XIAFLEX future growth initiatives continue to support the increase in consumer awareness for both Peyronie’s Disease and Dupuytren’s Contracture. Endo reported expanded branded consumer activation and unbranded disease state awareness programs for both commercial indications in 2019.

Personnel Updates:

  Promotion of Dr. Ron Law to Principal Executive Officer: In November 2018, BioSpecifics announced the appointment of Ron Law, Ph.D., J.D., as Senior Vice President of Business Development and in March 2019, he was promoted to Principal Executive Officer. In his new role, Dr. Law is responsible for business development, day-to-day operations and investor relations for BioSpecifics.

  Promotion of Pat Caldwell to Principal Accounting Officer: In March 2019, BioSpecifics promoted Pat Caldwell to Principal Accounting Officer. Mr. Caldwell has been a financial advisor and consultant for the Company for 12 years. Previously, he was the Vice President of Finance and Controller at PDL BioPharma (formerly Protein Design Labs) for 13 years and later became a business and financial consultant for the Company.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications, including two Phase 3 clinical trials for the treatment of cellulite with top-line data reported in the fourth quarter of 2018 and a BLA submission expected in the second half of 2019 with an expected commercial launch in the second half of 2020. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids with full Phase 1 data to be presented at the 66th Annual Society for Reproductive Investigation in March 2019. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements include statements concerning, among other things, whether revenue for Peyronie’s disease and Dupuytren’s contracture will continue to grow, whether and when the Company will hear from Endo International plc (“Endo”) the results of their full commercial assessment and analysis regarding the XIAFLEX® research and development pipeline, the opportunity for minimally invasive non-surgical treatment XIAFLEX® in several potential pipeline indications, and whether BioSpecifics will achieve its corporate goals and remain profitable on an ongoing basis. In some cases, these statements can be identified by forward-looking words such as "expect," "plan," "anticipate," "potential," "estimate," "can," "will," "continue," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX® in their applicable territories; the market for XIAFLEX® in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX® to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX®; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and its Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2018	2017	2018	2017
Revenues:	(Unaudited)		(Audited)
Royalties	$9,853,179	$6,697,100	$32,921,764	$27,426,117
Licensing revenue	-	4,409	39,679	17,635
Total Revenues	9,853,179	6,701,509	32,961,443	27,443,752

Costs and expenses:
Research and development	187,128	273,918	756,776	1,223,277
General and administrative	2,460,327	1,625,823	8,805,989	8,542,324
Total costs and expenses	2,647,455	1,899,741	9,562,765	9,765,601

Operating income	7,205,724	4,801,768	23,398,678	17,678,151

Other income:
Interest Income	443,317	200,358	1,294,651	636,568
Other, net	7,285	10,422	103,948	51,074
	450,602	210,780	1,398,599	687,642

Income before provision for income taxes	7,656,326	5,012,548	24,797,277	18,365,793
Provision for Income taxes	(1,472,643)	(2,367,958)	(4,744,008)	(7,037,527)

Net income	$6,183,683	$2,644,590	$20,053,269	$11,328,266

Earnings per share:
Basic	$0.85	$0.37	$2.77	$1.58

Diluted	$0.84	$0.36	$2.73	$1.55

Shares used in calculation of earnings per share:
Basic	7,278,134	7,183,255	7,242,212	7,170,701
Diluted	7,341,864	7,309,469	7,333,368	7,321,805

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data (1)

	December 31
	2018	2017
Cash and cash equivalents	$13,176,452	$7,333,810
Investments	68,806,977	57,719,945
Accounts and income tax receivable	16,518,687	4,655,105
Deferred tax assets	313,768	1,739,706
Working capital	95,730,439	64,241,667
Total assets	100,092,042	74,996,394
Deferred revenue	-	6,398,687
Total stockholders' equity	97,588,520	67,516,838

Contact:
Stern Investor Relations, Inc.
Julie Seidel
212-362-1200
julie.seidel@sternir.com